Exhibit 99.1

MINES MANAGEMENT ANNOUNCES COMPLETION OF
US$10 MILLION PRIVATE PLACEMENT WITH SILVER WHEATON

Spokane, Washington — November 5, 2007 — Mines Management, Inc. (AMEX: MGN, TSX: MGT) (the “Company”) is pleased to announce it has completed a US$10 million private placement of its common stock to Silver Wheaton Corp. (TSX, NYSE: SLW).  The transaction provided for the issuance of 2.5 million shares at a price of US$4.00 per share (the “Shares”).

The Company intends to use the proceeds of the transaction for working capital and general corporate purposes, including the further advancement of the Montanore Project and for potential acquisitions.

In connection with the private placement, the Company has granted to Silver Wheaton a twenty-year right of first refusal to purchase any silver stream that the Company elects to sell from its Montana properties.

The Shares were sold on a private placement basis in Canada and in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act, and will be subject to resale restrictions in Canada.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Statements Regarding Forward-Looking Information:  Some statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially, including comments regarding the use of proceeds from the offering.  Actual results may differ materially from those presented.  Factors that could cause results to differ materially include fluctuations in silver and copper prices.  Mines Management, Inc. assumes no obligation to update this information.  There can be no assurance that future developments affecting Mines Management, Inc. will be those anticipated by management. Please refer to the discussion of risk factors in the Company’s Form 10-K for the year ended December 31, 2006, as amended.

FOR MORE INFORMATION:
Mines Management, Inc.	Phone: 509-838-6050
Douglas Dobbs, Vice President of Corporate Development	Email: info@minesmanagement.com